Exhibit 99.1

ADVANCED DRAINAGE SYSTEMS ANNOUNCES SECOND QUARTER FISCAL 2019 RESULTS

HILLIARD, Ohio – (November 8, 2018) – Advanced Drainage Systems, Inc. (NYSE: WMS) (“ADS” or the “Company”), a leading global manufacturer of water management products and solutions for non-residential, residential, infrastructure and agricultural applications, today announced financial results for the second fiscal quarter ended September 30, 2018.

Second Quarter Fiscal 2019 Highlights

•	Net sales increased 1.4% to $406.6 million
•	Net income increased 63.6% to $29.4 million
•	Adjusted EBITDA (Non-GAAP) increased 6.9% to $71.5 million

Fiscal Year to Date Highlights

•	Net sales increased 4.6% to $794.4 million
•	Net income increased 73.0% to $63.0 million
•	Adjusted EBITDA (Non-GAAP) increased 15.3% to $146.7 million
•	Cash provided by operating activities increased 104.9% to $58.2 million
•	Free cash flow (Non-GAAP) improved $37.5 million to $38.9 million

Scott Barbour, President and Chief Executive Officer of ADS commented, “We delivered solid top-line performance this quarter, reflecting growth in our domestic non-residential and residential construction end markets, double-digit growth in International sales and strong performance from Allied products. Net sales growth of 1.4% was negatively impacted by record rainfall in September throughout many of our key markets as well as the unfavorable comparison to September of last year when sales demand was accelerated due to Hurricane Irma and our corresponding pricing action. Absent these two items, our net sales growth for the quarter would have been mid- to high-single digits. Importantly, this quarter also marks our fourth consecutive quarter of year-over-year margin improvement driven by our disciplined execution, favorable pricing, and cost containment initiatives. As we look ahead, we will continue to focus on our key growth and execution strategies to drive above-market growth, while continuing to mitigate inflationary pressures, increase profitability and drive shareholder value. We remain confident in our outlook for the balance of the year, including the health of our core construction end markets, and look forward to building on our strong first half performance.”

Second Quarter Fiscal 2018 Results

Net sales increased 1.4% to $406.6 million, as compared to $401.0 million in the prior year. Domestic net sales decreased slightly to $351.3 million as compared to $351.9 million in the prior year. International net sales increased 12.4% to $55.3 million as compared to $49.2 million in the prior year, driven by sales growth in Canada, Mexico and our Exports business.

Gross profit increased 6.2% to $95.4 million, as compared to $89.8 million the prior year quarter. As a percentage of net sales, gross profit increased 110 basis points to 23.5%, compared to 22.4% in the prior year. The increase is primarily due to favorable pricing and cost containment, partially offset by higher inflationary costs, including resin and transportation expenses, among others.

Adjusted EBITDA (Non-GAAP) increased 6.9% to $71.5 million, as compared to $66.9 million in the prior year quarter. As a percentage of net sales, Adjusted EBITDA increased 90 basis points to 17.6% as compared to 16.7% in the prior year. The increase in Adjusted EBITDA margin was largely attributed to the factors mentioned above.

Reconciliations of GAAP to Non-GAAP financial measures for Adjusted EBITDA and Free Cash Flow have been provided in the financial statement tables included in this press release. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures.”

Fiscal Year-to-Date Results

Net sales increased 4.6% to $794.4 million, as compared to $759.4 million in the prior year. Domestic net sales increased 3.3% to $693.8 million as compared to $671.4 million in the prior year, primarily driven by solid construction market demand, favorable pricing and strong Allied product sales. International net sales increased 14.3% to $100.6 million as compared to $88.0 million in the prior year, driven by growth in Canada, Mexico and our Exports business.

Gross profit increased 10.5% to $195.1 million, as compared to $176.5 million the prior year. As a percentage of net sales, gross profit increased 130 basis points to 24.6% compared to 23.2% in the prior year. The increase is primarily due to favorable pricing and cost containment, partially offset by higher inflationary costs, including resin and transportation expenses, among others.

Adjusted EBITDA (Non-GAAP) increased 15.3% to $146.7 million, as compared to $127. 2 million in the prior year. As a percentage of net sales, Adjusted EBITDA increased 170 basis points to 18.5% as compared to 16.8% in the prior year. The increase in Adjusted EBITDA margin was largely attributed to the factors mentioned above.

Net cash provided by operating activities increased 104.9% to $58.2 million, as compared to $28.4 million in the prior year. Free cash flow (Non-GAAP) increased $37.5 million to $38.9 million, as compared to $1.4 million in the prior year. Net debt (total debt and capital lease obligations net of cash) was $346.6 million as of September 30, 2018, a decrease of $15.6 million from March 31, 2018.

Fiscal Year 2019 Outlook

Based on current visibility, backlog of existing orders and business trends, the Company reaffirmed its net sales and Adjusted EBITDA targets for fiscal 2019. Net sales are expected to be in the range of $1.375 billion to $1.425 billion and Adjusted EBITDA is expected to be in the range of $225 to $240 million. Capital expenditures are expected to be approximately $50 to $60 million.

Webcast Information

The Company will host an investor conference call and webcast on Thursday, November 8, 2018 at 10:00 a.m. Eastern Time. The live call can be accessed by dialing 1-844-484-0244 (US toll-free) or 1-647-689-5142 (international) and asking to be connected to the Advanced Drainage Systems, Inc. call. The live webcast will also be accessible via the "Events Calendar” section of the Company’s Investor Relations website, www.investors.ads-pipe.com. An archived version of the webcast will be available for one year following the call.

About the Company

Advanced Drainage Systems is the leading manufacturer of high performance thermoplastic corrugated pipe, providing a comprehensive suite of water management products and superior drainage solutions for use in the construction and infrastructure marketplace. Its innovative products are used across a broad range of end markets and applications, including non-residential, residential, agriculture and infrastructure applications. The Company has established a leading position in many of these end markets by leveraging its national sales and distribution platform, overall product breadth and scale and manufacturing excellence. Founded in 1966, the Company operates a global network of approximately 55 manufacturing plants and over 30 distribution centers. To learn more about ADS, please visit the Company’s website at www.ads-pipe.com.

Forward Looking Statements

Certain statements in this press release may be deemed to be forward-looking statements. These statements are not historical facts but rather are based on the Company’s current expectations, estimates and projections regarding the Company’s business, operations and other factors relating thereto. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “confident” and similar expressions are used to identify these forward-looking statements. Factors that could cause actual results to differ from those reflected in forward-looking statements relating to our operations and business include: fluctuations in the price and availability of resins and other raw materials and our ability to pass any increased costs of raw materials on to our customers in a timely manner; volatility in general business and economic conditions in the markets in which we operate, including, without limitation, factors relating to availability of credit, interest rates, fluctuations in capital and business and consumer confidence; cyclicality and seasonality of the non-residential and residential construction markets and infrastructure spending; the risks of increasing competition in our existing and future markets, including competition from both manufacturers of high performance thermoplastic corrugated pipe and manufacturers of products using alternative materials; our ability to continue to convert current demand for concrete, steel and PVC pipe products into demand for our high performance thermoplastic corrugated pipe and Allied Products; the effect of weather or seasonality; the loss of any of our significant customers; the risks of doing business internationally; the risks of conducting a portion of our operations through joint ventures; our ability to expand into new geographic or product markets; our ability to achieve the acquisition component of our growth strategy; the risk associated with manufacturing processes; our ability to manage our assets; the risks associated with our product warranties; our ability to manage our supply purchasing and customer credit policies; the risks associated with our self-insured programs; our ability to control labor costs and to attract, train and retain highly-qualified employees and key personnel; our ability to protect our intellectual property rights; changes in laws and regulations, including environmental laws and regulations; our ability to project product mix; the risks associated with our current levels of indebtedness; fluctuations in our effective tax rate, including from the recently enacted Tax Cuts and Jobs Act; changes to our operating results, cash flows and financial condition attributable to the recently enacted Tax Cuts and Jobs Act; our ability to meet future capital requirements and fund our liquidity needs; the risk that additional information may arise that would require the Company to make additional adjustments or revisions or to restate the financial statements and other financial data for certain prior periods and any future periods, any delay in the filing of any filings with the Securities and Exchange Commission (“SEC”); the review of potential weaknesses or deficiencies in the Company’s disclosure controls and procedures, and discovering weaknesses of which we are not currently aware or which have not been detected and the other risks and uncertainties described in the Company’s filings with the SEC. New risks and uncertainties emerge from time to time and it is not possible for the Company to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this press release. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the Company’s expectations, objectives or plans will be achieved in the timeframe anticipated or at all. Investors are cautioned not to place undue reliance on the Company’s forward-looking statements and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

For more information, please contact:

Michael Higgins

VP, Corporate Strategy & Investor Relations

(614) 658-0050

Mike.Higgins@ads-pipe.com

Financial Statements

ADVANCED DRAINAGE SYSTEMS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
(Amounts in thousands, except per share data)	2018	2017	2018	2017
Net sales	$406,555	$401,049	$794,402	$759,408
Cost of goods sold	311,182	311,248	599,338	582,868
Gross profit	95,373	89,801	195,064	176,540
Operating expenses:
Selling	24,731	24,346	48,896	47,445
General and administrative	21,584	23,887	42,966	50,563
Loss on disposal of assets and costs from exit and disposal activities	324	5,121	1,428	8,544
Intangible amortization	1,985	2,015	3,969	4,059
Income from operations	46,749	34,432	97,805	65,929
Other expense:
Interest expense	4,531	5,055	8,333	9,534
Derivative gains and other income, net	94	(2,539)	(720)	(3,493)
Income before income taxes	42,124	31,916	90,192	59,888
Income tax expense	12,194	13,437	26,478	23,183
Equity in net loss (income) of unconsolidated affiliates	558	520	691	272
Net income	29,372	17,959	63,023	36,433
Less: net income attributable to noncontrolling interest	702	96	2,073	828
Net income attributable to ADS	28,670	17,863	60,950	35,605
Dividends to redeemable convertible preferred stockholders	(478)	(470)	(975)	(959)
Dividends paid to unvested restricted stockholders	(15)	(16)	(30)	(35)
Net income available to common stockholders and participating securities	28,177	17,377	59,945	34,611
Undistributed income allocated to participating securities	(2,310)	(1,397)	(5,022)	(2,830)
Net income available to common stockholders	$25,867	$15,980	$54,923	$31,781

Weighted average common shares outstanding:
Basic	56,929	55,269	56,776	55,286
Diluted	57,558	55,893	57,374	55,953
Net income per share:
Basic	$0.45	$0.29	$0.97	$0.57
Diluted	$0.45	$0.29	$0.96	$0.57
Cash dividends declared per share	$0.08	$0.07	$0.16	$0.14

ADVANCED DRAINAGE SYSTEMS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

	As of
(Amounts in thousands)	September 30, 2018	March 31, 2018
ASSETS
Current assets:
Cash	$17,612	$17,587
Receivables, net	236,968	171,961
Inventories	247,161	263,792
Other current assets	7,219	5,113
Total current assets	508,960	458,453
Property, plant and equipment, net	402,238	399,381
Other assets:
Goodwill	103,002	103,017
Intangible assets, net	40,693	44,437
Other assets	39,342	37,954
Total assets	$1,094,235	$1,043,242
LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of debt obligations	$26,395	$26,848
Current maturities of capital lease obligations	22,970	22,007
Accounts payable	95,861	105,521
Other accrued liabilities	65,116	60,560
Accrued income taxes	10,455	6,307
Total current liabilities	220,797	221,243
Long-term debt obligations, net	252,524	270,900
Long-term capital lease obligations	62,283	59,963
Deferred tax liabilities	35,750	32,304
Other liabilities	24,721	25,023
Total liabilities	596,075	609,433
Mezzanine equity:
Redeemable convertible preferred stock	285,117	291,247
Deferred compensation — unearned ESOP shares	(185,376)	(190,168)
Redeemable noncontrolling interest in subsidiaries	8,968	8,471
Total mezzanine equity	108,709	109,550
Stockholders’ equity:
Common stock	11,433	11,426
Paid-in capital	381,475	364,908
Common stock in treasury, at cost	(9,035)	(8,277)
Accumulated other comprehensive loss	(22,843)	(21,247)
Retained deficit	11,631	(39,214)
Total ADS stockholders’ equity	372,661	307,596
Noncontrolling interest in subsidiaries	16,790	16,663
Total stockholders’ equity	389,451	324,259
Total liabilities, mezzanine equity and stockholders’ equity	$1,094,235	$1,043,242

ADVANCED DRAINAGE SYSTEMS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	Six Months Ended September 30,
(Amounts in thousands)	2018	2017
Cash Flow from Operating Activities
Net income	$63,023	$36,433
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	35,363	37,941
Deferred income taxes	3,221	(801)
Loss on disposal of assets and costs from exit and disposal activities	1,428	8,544
ESOP and stock-based compensation	11,760	8,709
Amortization of deferred financing charges	387	550
Fair market value adjustments to derivatives	(901)	(590)
Equity in net loss (income) of unconsolidated affiliates	691	272
Other operating activities	(1,342)	12,078
Changes in working capital:
Receivables	(64,649)	(111,463)
Inventories	16,378	46,205
Prepaid expenses and other current assets	(2,116)	256
Accounts payable, accrued expenses, and other liabilities	(5,082)	(9,745)
Net cash provided by (used in) operating activities	58,161	28,389
Cash Flows from Investing Activities
Capital expenditures	(19,299)	(27,035)
Other investing activities	429	(2,401)
Net cash used in investing activities	(18,870)	(29,436)
Cash Flows from Financing Activities
Proceeds from Revolving Credit Facility	250,100	335,950
Payments on Revolving Credit Facility	(243,400)	(273,650)
Payments on Term Loan	-	(72,500)
Proceeds from Senior Loan	-	75,000
Payments on Senior Notes	(25,000)	(25,000)
Debt issuance costs	-	(2,268)
Payments of notes, mortgages, and other debt	(465)	(1,450)
Payments on capital lease obligations	(11,619)	(12,217)
Cash dividends paid	(11,618)	(8,673)
Proceeds from option exercises	3,473	100
Repurchase of common stock	-	(7,947)
Other financing activities	(561)	(1,171)
Net cash (used in) provided by financing activities	(39,090)	6,174
Effect of exchange rate changes on cash	(176)	(394)
Net change in cash	25	4,733
Cash at beginning of period	17,587	6,450
Cash at end of period	$17,612	$11,183

Selected Financial Data

The following tables set forth net sales by reportable segment for each of the periods indicated.

	Three Months Ended			Six Months Ended
(Amounts in thousands	September 30,		%	September 30,		%
except percentages)	2018	2017	Variance	2018	2017	Variance
Domestic
Pipe	$249,324	$256,175	(2.7%)	$491,350	$484,798	1.4%
Allied Products	101,945	95,709	6.5%	202,417	186,583	8.5%
Domestic net sales	$351,269	$351,884	(0.2%)	$693,767	$671,381	3.3%
International
Pipe	$44,008	$38,375	14.7%	$78,456	$68,329	14.8%
Allied Products	11,278	10,790	4.5%	22,179	19,698	12.6%
International net sales	$55,286	$49,165	12.4%	$100,635	$88,027	14.3%
Consolidated
Pipe	$293,332	$294,550	(0.4%)	$569,806	$553,127	3.0%
Allied Products	113,223	106,499	6.3%	224,596	206,281	8.9%
Net sales	$406,555	$401,049	1.4%	$794,402	$759,408	4.6%

Employee Stock Ownership Plan (“ESOP”)

The Company established an ESOP to enable employees to acquire stock ownership in ADS in the form of redeemable convertible preferred shares (“preferred shares”). All preferred shares will be converted to common shares by plan maturity, which will be no later than March 2023. The ESOP’s conversion of preferred shares into common shares will have a meaningful impact on net income, net income per share and common shares outstanding. The common shares outstanding will be greater after conversion.

Net Income

The impact of the ESOP on net income includes the ESOP deferred compensation attributable to the preferred shares allocated to employee accounts during the period, which is a non-cash charge to our earnings and not deductible for income tax purposes.

	Three Months Ended		Six Months Ended
	September 30,		September 30,
(Amounts in thousands)	2018	2017	2018	2017
Net income attributable to ADS	$28,670	$17,863	$60,950	$35,605
ESOP deferred compensation	4,368	2,595	8,389	5,209

Common shares outstanding

The conversion of the preferred shares will increase the number of common shares outstanding. Preferred shares will convert to common shares at plan maturity, or upon retirement, disability, death or vested terminations over the life of the plan.

	Three Months Ended		Six Months Ended
	September 30,		September 30,
(Shares in thousands)	2018	2017	2018	2017
Weighted average common shares outstanding - Basic	56,929	55,269	56,776	55,286
Conversion of preferred shares	17,711	18,353	17,799	18,470
Unvested restricted shares	83	223	87	240

Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). ADS management uses non-GAAP measures in its analysis of the Company’s performance. Investors are encouraged to review the reconciliation of non-GAAP financial measures to the comparable GAAP results available in the accompanying tables.

Reconciliation of Non-GAAP Financial Measures

This press release includes references to Adjusted EBITDA and Free Cash Flow, non-GAAP financial measures. These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP. These measures are not intended to be substitutes for those reported in accordance with GAAP. Adjusted EBITDA and Free Cash Flow may be different from non-GAAP financial measures used by other companies, even when similar terms are used to identify such measures.

EBITDA and Adjusted EBITDA are non-GAAP financial measures that comprise net income before interest, income taxes, depreciation and amortization, stock-based compensation, non-cash charges and certain other expenses. The Company’s definition of Adjusted EBITDA may differ from similar measures used by other companies, even when similar terms are used to identify such measures. Adjusted EBITDA is a key metric used by management and the Company’s board of directors to assess financial performance and evaluate the effectiveness of the Company’s business strategies. Accordingly, management believes that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as the Company’s management and board of directors. In order to provide investors with a meaningful reconciliation, the Company has provided below reconciliations of Adjusted EBITDA to net income.

Free Cash Flow is a non-GAAP financial measure that comprises cash flow from operating activities less capital expenditures. Free Cash Flow is a measure used by management and the Company’s board of directors to assess the Company’s ability to generate cash.  Accordingly, management believes that Free Cash Flow provides useful information to investors and others in understanding and evaluating our ability to generate cash flow from operations after capital expenditures. In order to provide investors with a meaningful reconciliation, the Company has provided below a reconciliation of cash flow from operating activities to Free Cash Flow.

The following tables present a reconciliation of EBITDA and Adjusted EBITDA to Net Income and Free Cash Flow to Cash Flow from Operating Activities, the most comparable GAAP measures, for each of the periods indicated.

Reconciliation of Adjusted EBITDA to Net Income

	Three Months Ended		Six Months Ended
	September 30,		September 30,
(Amounts in thousands)	2018	2017	2018	2017
Net income	$29,372	$17,959	$63,023	$36,433
Depreciation and amortization	17,536	19,720	35,363	37,941
Interest expense	4,531	5,055	8,333	9,534
Income tax expense	12,194	13,437	26,478	23,183
EBITDA	63,633	56,171	133,197	107,091
Derivative fair value adjustments	154	(781)	142	(590)
Foreign currency transaction gains	818	(1,579)	647	(2,448)
Loss on disposal of assets and costs from exit and disposal activities	324	5,121	1,428	8,544
Unconsolidated affiliates interest, tax, depreciation and amortization	271	715	650	1,423
Contingent consideration remeasurement	(9)	6	(7)	32
Stock-based compensation expense	1,812	1,810	3,371	3,500
ESOP deferred compensation	4,368	2,595	8,389	5,209
Executive retirement (benefit) expense	50	894	(278)	909
Restatement-related (benefit) costs	35	1,042	(1,196)	2,502
Transaction costs	65	890	321	1,507
Adjusted EBITDA	$71,521	$66,884	$146,664	$127,679

Reconciliation of Segment Adjusted EBITDA to Net Income

	Three Months Ended September 30,
	2018		2017
(Amounts in thousands)	Domestic	International	Domestic	International
Net income	$26,617	$2,755	$16,932	$1,027
Depreciation and amortization	15,638	1,898	17,658	2,062
Interest expense	4,434	97	4,971	84
Income tax expense	11,518	676	12,185	1,252
EBITDA	58,207	5,426	51,746	4,425
Derivative fair value adjustments	154	-	(781)	-
Foreign currency transaction gains	-	818	-	(1,579)
Loss on disposal of assets and costs from exit and disposal activities	(137)	461	4,994	127
Unconsolidated affiliates interest, tax, depreciation and amortization	-	271	277	438
Contingent consideration remeasurement	(9)	-	6	-
Stock-based compensation expense	1,812	-	1,810	-
ESOP deferred compensation	4,368	-	2,595	-
Executive retirement (benefit) expense	50	-	894	-
Restatement-related (benefit) costs	35	-	1,042	-
Transaction costs	59	6	890	-
Adjusted EBITDA(a)	$64,539	$6,982	$63,473	$3,411

	Six Months Ended September 30,
	2018		2017
(Amounts in thousands)	Domestic	International	Domestic	International
Net income	$57,206	$5,817	$32,082	$4,351
Depreciation and amortization	31,591	3,772	33,921	4,020
Interest expense	8,191	142	9,356	178
Income tax expense	24,775	1,703	21,700	1,483
EBITDA	121,763	11,434	97,059	10,032
Derivative fair value adjustments	142	-	(590)	-
Foreign currency transaction gains	-	647	-	(2,448)
Loss on disposal of assets and costs from exit and disposal activities	872	556	8,313	231
Unconsolidated affiliates interest, tax, depreciation and amortization	-	650	571	852
Contingent consideration remeasurement	(7)	-	32	-
Stock-based compensation expense (benefit)	3,371	-	3,500	-
ESOP deferred compensation	8,389	-	5,209	-
Executive retirement expense (benefit)	(278)	-	909	-
Restatement-related costs	(1,196)	-	2,502	-
Transaction costs	315	6	1,057	-
Adjusted EBITDA(a)	$133,371	$13,293	$118,562	$9,117

Reconciliation of Free Cash Flow to Cash flow from Operating Activities

	Six Months Ended September 30,
(Amounts in thousands)	2018	2017
Net cash provided by (used in) operating activities	$58,161	$28,389
Capital expenditures	(19,299)	(27,035)
Free cash flow	$38,862	$1,354